[G REIT, Inc. logo]

APRIL 5, 2007

Scott D. Peters, Chief Executive Officer and President G REIT, Inc. 1551 N. Tustin Ave., Suite 200	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705

714-667-8252

G REIT, INC. ANNOUNCES THE SALE OF
ONE FINANCIAL PLAZA IN ST. LOUIS, MISSOURI

Santa Ana, California, April 5, 2007 – G REIT, Inc. President and Chief Executive Officer Scott D. Peters today announced the sale of One Financial Plaza. G REIT, Inc. owned a 77.63% interest in the property, while tenant-in-common investors owned the remaining 22.37%. The disposition closed on March 30, 2007.

One Financial Plaza, located in St. Louis, Missouri, was sold for a total sales price of $47,000,000 to Parmenter Realty Fund III, Inc. Jaime Fink of Holliday Fenoglio Fowler, L.P. represented G REIT and the tenant-in-common investors. The buyer represented itself in the transaction. One Financial Plaza was originally purchased in August 2004 for $37,000,000. After payment of a related mortgage loan, closing costs and other transaction expenses, and the return of lender required reserves, G REIT’s net cash proceeds from the sale were approximately $11,487,000.

One Financial Plaza is a twelve-story, multi-tenant Class A office tower located in the heart of downtown St. Louis. Constructed in 1985, the property is one of the newest and largest office buildings in St. Louis, with approximately 434,000 square feet of gross leasable area. One Financial Plaza is 85.0% occupied by tenants including Jacobs Engineering Group and Stifel Financial Corp.

Pursuant to a stockholder-approved plan of liquidation, G REIT sold ten properties in 2006 and three thus far in 2007. Twelve G REIT properties remain and are currently being listed for sale. In G REIT’s December 31, 2006 Annual Report on Form 10-K, management estimated a cumulative net liquidation value of approximately $10.96 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.

Triple Net Properties, LLC, the advisor to G REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of 34 million square feet of real estate, including more than 7,600 apartment units, with a combined market value of approximately $4.6 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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